QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Steinway Musical Instruments, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

STEINWAY MUSICAL INSTRUMENTS, INC.
800 South Street
Suite 305
Waltham, Massachusetts 02453
(781) 894-9770

April 22, 2005

Dear Stockholder:

        Our Annual Meeting of Stockholders will be held on Thursday, May 19, 2005, at 10:00 a.m., at the Company's corporate office located at 800 South Street, Suite 305, Waltham, Massachusetts 02453. We urge you to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key personnel responsible for management of your Company and to cover any questions you may have.

        The formal Notice of Meeting, the Proxy Statement and the proxy card are enclosed. A copy of the Annual Report to Stockholders describing the Company's operations during the year ended December 31, 2004 is also enclosed.

        Your Chairman, Kyle R. Kirkland, and I own 100% of the Class A Common Stock and have advised the Company that we intend to vote our shares of Class A Common Stock consistent with the recommendations of the Board of Directors set forth in the attached Proxy Statement. The Class A Common Stock presently represents 86% of the combined voting power of the Class A Common Stock and the Ordinary Common Stock. Therefore, stockholder approval in accordance with the Board of Directors' recommendations is assured.

        We hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

        If you have shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the proxy materials. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. We look forward to seeing you at the Annual Meeting.

Very truly yours,

Dana D. Messina Chief Executive Officer

STEINWAY MUSICAL INSTRUMENTS, INC.
800 South Street
Suite 305
Waltham, Massachusetts 02453
(781) 894-9770

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2005

        The Annual Meeting of Stockholders of Steinway Musical Instruments, Inc. (the "Company") will be held on Thursday, May 19, 2005 at 10:00 a.m. at the Company's corporate office at 800 South Street, Suite 305, Waltham, Massachusetts 02453, for the following purposes:

1.
To elect seven (7) directors to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.
To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3.
To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on March 24, 2005 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. All stockholders are urged to attend the meeting in person or by proxy.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED PREPAID RETURN ENVELOPE. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.

By Order of the Board of Directors,

Dennis M. Hanson Secretary

Waltham, Massachusetts
April 22, 2005

STEINWAY MUSICAL INSTRUMENTS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Solicitation and Revocation of Proxies

        The enclosed proxy is solicited by and on behalf of the Board of Directors of Steinway Musical Instruments, Inc. (the "Company") for use in connection with the Annual Meeting of Stockholders to be held on the 19th day of May, 2005 at 10:00 a.m. (the "Annual Meeting") and at any and all adjournments thereof.

        The persons named as proxies were designated by the Board of Directors and are officers and/or directors of the Company. Any proxy may be revoked or superseded by executing a proxy bearing a later date or by giving notice of revocation in writing prior to, or at, the Annual Meeting, or by attending the Annual Meeting and voting in person. All proxies which are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted FOR the election of the director nominees listed below and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

        This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about April 22, 2005. The entire cost of the solicitation of proxies will be borne by the Company. Expenses will also include reimbursements paid to brokerage firms and others for their reasonable expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of the Company's common stock. It is contemplated that this solicitation will be primarily by mail. In addition, some of the officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or e-mail.

        Messrs. Kirkland and Messina have advised the Company that they intend to vote all of their shares of Class A Common Stock in favor of the election of the seven nominees recommended by the Board of Directors and the appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm to audit the Company's financial statements and internal controls for 2005. Such action by Messrs. Kirkland and Messina is sufficient to elect such directors and to appoint the independent registered public accounting firm without any action on the part of any other holder of common stock.

Voting at the Meeting

        Only stockholders of record at the close of business on March 24, 2005 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes two classes of common stock, designated as Ordinary Common Stock and Class A Common Stock. Each share of Ordinary Common Stock entitles the record holder to one vote while each share of Class A Common Stock entitles the record holder to 98 votes on any action to be taken at the Annual Meeting, unless Delaware law provides otherwise. As of March 24, 2005, there were 7,562,535 shares of Ordinary Common Stock and 477,952 shares of Class A Common Stock outstanding. As of that date, all shares of Class A Common Stock were owned by Kyle R. Kirkland, Chairman of the Board, and Dana D. Messina, Chief Executive Officer of the Company, representing 86% of the combined voting power of the Class A Common Stock and Ordinary Common Stock. Neither the holders of the Ordinary Common Stock nor the holders of Class A Common Stock have cumulative voting rights. The stockholders of the Company have no dissenters or appraisal rights in connection with any of the items scheduled to be presented to the stockholders at the Annual Meeting.

Vote Required

        The election of director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Delaware law, the Certificate of Incorporation and the Company's bylaws, shares as to which a stockholder abstains or withholds from voting on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on the election of directors will not be counted as voting thereon and, therefore, will not affect the election of the nominees receiving a plurality of the votes cast.

        The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2005 fiscal year requires the affirmative vote of the holders of at least a majority of the aggregate votes cast at the Annual Meeting. Under Delaware law, the Certificate of Incorporation and the Company's bylaws, shares as to which a stockholder abstains or withholds from voting on the ratification of independent registered public accounting firms and broker non-votes have the same effect as a vote against such ratification.

ELECTION OF DIRECTORS

        The Certificate of Incorporation fixes the number of directors at not less than three and not more than nine, with the exact number to be set by resolution of the Board of Directors. Except as set forth below, persons named as proxies may not vote for the election of any person to the office of director for which a bona fide nominee is not named in the Proxy Statement. All nominees have consented to serve as directors for the ensuing year and have previously served as directors of the Company. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named in the enclosed proxy will vote for any substitute nominee designated by the Board of Directors.

Information Regarding the Nominees

        Set forth below are the names, positions held, ages and brief accounts of the business experience for each of the persons to be nominated as a director by the Board of Directors at the Annual Meeting.

NOMINEES FOR DIRECTORS FOR TERMS EXPIRING IN 2006

        Kyle R. Kirkland, Chairman of the Board and Director (age 42).    Mr. Kirkland has served as a director of the Company since 1993 and as Chairman of the Board since 1996. Mr. Kirkland has been a principal of Kirkland Messina, Inc., since 1994. From 1991 to 1994, Mr. Kirkland was a Senior Vice President of an investment bank where he was responsible for its private placement financing activities. From 1990 to 1991, Mr. Kirkland was employed by Canyon Partners as a Vice President. From 1988 to 1990, he was employed by an investment banking firm in its high yield bond department.

        Dana D. Messina, Chief Executive Officer and Director (age 43).    Mr. Messina has served as a director of the Company since 1993 and as Chief Executive Officer since 1996. Mr. Messina has been a principal of Kirkland Messina, Inc., since 1994. From 1990 to 1994, Mr. Messina was a Senior Vice President of an investment bank where he was responsible for all of its corporate finance and merchant banking activities. From 1987 to 1990, he was employed by an investment banking firm in its high yield bond department.

        Bruce A. Stevens, President, Steinway and Director (age 62).    Mr. Stevens has served as a director of the Company since 1995. He has served as President of Steinway & Sons, an indirect wholly owned subsidiary of the Company, since 1985 when Steinway & Sons was acquired from Columbia Broadcasting System television network. Prior to that, he was employed by the Polaroid Corporation for 18 years, where he held various positions including Director of Marketing for all of Polaroid's international business. He has served on numerous industry and music education committees.

        John M. Stoner, Jr., President, Conn-Selmer and Director (age 52).    Mr. Stoner became a director of the Company in November of 2002. He was appointed as President of Conn-Selmer, Inc. ("Conn-Selmer"), a wholly owned subsidiary of the Company in 2002. Prior to that, Mr. Stoner spent 25 years with True Temper, Inc., a manufacturer of non-powered lawn and garden tools, where he held various positions of increasing responsibility. In 1995, he was appointed as True Temper's President and in 1999, after the acquisition of True Temper, became the President and CEO of Ames True Temper.

        A. Clinton Allen, Director (age 61).    Mr. Allen has served as a director of the Company since 1999 and became lead director in 2003. Currently, Mr. Allen is a director of Brooks Automation, LKQ Corporation and Source Interlinks Companies. He also serves as director and non-executive chairman for Collectors Universe, Inc. and is a member of the board of directors of Integrated Alarm Services Group, Inc. Mr. Allen provided original financing for Blockbuster Entertainment Corporation, was a founding director and served on the board until the company was acquired by Viacom/Paramount in September of 1994.

        Rudolph K. Kluiber, Director (age 45).    Mr. Kluiber has served as a director of the Company since 2001. Presently, Mr. Kluiber is the Managing Director of GRT Capital Partners ("GRT"), an investment management firm located in Boston, Massachusetts. Prior to forming GRT, Mr. Kluiber served as Senior Vice President and Portfolio Manager for State Street Research & Management Company ("State Street") since 1997, where he ran the State Street Aurora Fund and managed the Small-Cap Value effort.

        Peter McMillan, Director (age 47).    Mr. McMillan has served as a director of the Company since 1996. Currently, Mr. McMillan is the Managing Partner of Willow Brook Capital Group, LLC ("WBCG"), an asset management company based in Los Angeles, California. Prior to forming WBCG, Mr. McMillan was employed by SunAmerica Investments, Inc., a wholly owned subsidiary of American International Group, Inc., where he served as Executive Vice President and Chief Investment Officer. As Chief Investment Officer, Mr. McMillan had overall investment management responsibility for SunAmerica's asset portfolio. Mr. McMillan joined SunAmerica Investments, Inc. in 1989 after managing the fixed-income portfolio for Aetna Life Insurance and Annuity Company.

        Each director of the Company is elected for a period of one year and serves until his successor is duly elected and qualified. For information regarding the beneficial ownership of Ordinary Common Stock and Class A Common Stock by each nominee, see "Principal Stockholders."

Meetings of the Board of Directors

        The Company has determined that it is a controlled company, as defined by the rules and regulations of the New York Stock Exchange (the "NYSE"), based on the fact that Messrs. Kirkland and Messina own over 86% of the combined voting power of the Class A Common Stock and Ordinary Common Stock. The Company has chosen to take advantage of the controlled company exemptions to Sections 303A.01, .04 and .05 of the NYSE's Listed Company Manual (the "Manual"). Accordingly, the Board of Directors need not be, nor is it, comprised of a majority of independent directors. The Board has determined that Messrs. Allen, Kluiber and McMillan are all independent according to applicable rules of the Securities and Exchange Commission (the "SEC") and the listing standards of the NYSE. The Board made this determination after discussions with the directors and a review of their responses to questions regarding employment and transaction history, affiliations, and family and other relationships. Mr. Allen has been elected Lead Director. The Board of Directors met on four separate occasions and acted by unanimous written consent once during 2004. Non-management directors' meetings are held regularly throughout the year and Mr. Allen, as Lead Director, presides over these formal meetings of non-management directors. Non-management directors met on three separate occasions during 2004. Shareholders can communicate with Mr. Allen at the Company's annual meeting of stockholders or as described below under the caption

"Communications with Stockholders of the Company." In addition to the meetings of the full Board and meetings of non-management directors, directors also took action through Board committees. The Board of Directors has standing Audit, Compensation and Option Committees. None of the members of the Board of Directors participated in less than 75% of the meetings held by the Board of Directors or of the total number of meetings held by all committees of the Board of Directors on which various members served during the year ended December 31, 2004. While the Company does not have a policy requiring the members of the Board of Directors to attend its annual meetings of stockholders, several of its directors do attend the annual meeting. Messrs. Kirkland, Messina, Allen and Kluiber attended last year's annual meeting. The current members of each of the Board of Directors' committees are listed below.

The Audit Committee

        The current members of the Audit Committee are Chairman Allen and Messrs. Kluiber and McMillan, each of whom is an "independent director" as defined by the NYSE's listing standards. The Board has determined that Mr. McMillan is an "audit committee financial expert" as defined in the applicable regulations of the SEC. In addition to the relevant experience of Mr. McMillan disclosed above under the caption "Nominees for Directors for Terms Expiring in 2006," Mr. McMillan has an MBA in Finance from Wharton School of Business and the Board deemed Mr. McMillan's experience of over twenty years in the investment business, including analysis of financial statements, review of outside auditors' and management letters and involvement with analysts, rating agencies, auditors and management with respect to quarterly earnings, reserve issues and other accounting matters, as relevant to his financial expert qualifications. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices and controls of the Company. The Audit Committee met ten times and took action by unanimous written consent three times during 2004. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company's website at www.steinwaymusical.com.

The Compensation Committee

        The current members of the Compensation Committee are Chairman Allen and Messrs. Kluiber and McMillan. The Compensation Committee sets the compensation for the executive officers of the Company and evaluates and administers the Company's compensation programs. The Compensation Committee met three times and took action by unanimous written consent twice during 2004. The Company is exempt from Section 303A.05 of the Manual and therefore, need not adopt, nor has it adopted, a charter for the Compensation Committee.

The Option Committee

        The current members of the Option Committee are Chairman Allen and Messrs. Kluiber and McMillan. The Option Committee is responsible for administering the Steinway Musical Instruments, Inc. Amended and Restated 1996 Stock Plan and 1996 Employee Stock Purchase Plan. The Option Committee took action by unanimous written consent once during 2004.

Director Nominations and Nominating Process

        Since the Company is a controlled company, as defined in the Manual, and is therefore exempt from Section 303A.04 of the Manual, it does not have a standing Nominations Committee. The entire Board of Directors—Messrs. Kirkland, Messina, Stevens, Stoner, Allen, Kluiber and McMillan—all participate in the consideration of director nominees. As controlling shareholders, Messrs. Kirkland and Messina put forth recommendations who are then considered and acted upon by the full Board of Directors.

        The Board of Directors does not have a policy with regard to the consideration of any director candidate recommended by a stockholder of the Company. The Board of Directors has determined that as a controlled company it is unnecessary to have such a policy. However, the Board will consider any director candidate recommended by a stockholder of the Company when such recommendation is submitted in accordance with the Company's bylaws, the procedures described in this Proxy Statement under the caption "Stockholder Proposals," and the applicable rules of the SEC.

        The Board of Directors has identified certain qualifications that a director nominee must possess before the Board recommends the nominee for a position on the Board of Directors. The Board believes that director nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders of the Company. In addition, Board candidates are considered based upon other various criteria, such as broad-based business skills and experiences, as well as a global business and social perspective. The Board of Directors evaluates such director nominees based on the qualifications described above.

Corporate Governance

        The Company has adopted a Code of Ethics and Professional Conduct to provide guidance to its directors, officers and employees on matters of business ethics and conduct, including compliance standards, business conduct, conflicts of interest, and identification, reporting, and resolution of issues. The Company has posted this Code, along with its Corporate Governance Guidelines and Audit Committee Charter, on its Internet website at www.steinwaymusical.com. This information will be made available in print free of charge to any stockholder who requests it by contacting the Corporate Communications Department at Steinway Musical Instruments, Inc., 800 South Street, Suite 305, Waltham, MA 02453, (781) 894-9770 or e-mail ir@steinwaymusical.com.

Communications with Stockholders of the Company

        Any interested stockholder has the opportunity to communicate with the members of the Board of Directors at the annual meeting of stockholders. In addition to attending the Annual Meeting of Stockholders, non-management directors as a group have instructed the Company that interested parties can also communicate directly with the Lead Director, or with the non-management directors as a group, by mail addressed to the Lead Director at the Company's headquarters in Waltham, Massachusetts or by e-mail at smileaddirector@steinwaymusical.com. The Company's website has a section "Contact Lead Director," that reflects such communication methods. The Company's website also has a section "Contact Audit Committee."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION
OF EACH OF THE NOMINEES NAMED ABOVE.

        Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election of each director.

MANAGEMENT

Executive Officers and Directors of the Company

        Set forth below are the names, ages, positions held and brief accounts of the business experience for each executive officer, division president and director of the Company.

Name	Age	Position
Kyle R. Kirkland	42	Chairman of the Board and Director
Dana D. Messina	43	Chief Executive Officer and Director
Dennis M. Hanson	50	Senior Executive Vice President
Bruce A. Stevens	62	President, Steinway and Director
John M. Stoner, Jr.	52	President, Conn-Selmer and Director
Thomas Kurrer	56	Managing Director, Steinway-Germany
A. Clinton Allen	61	Director
Rudolph K. Kluiber	45	Director
Peter McMillan	47	Director

        For biographical information concerning Kyle R. Kirkland, Dana D. Messina, Bruce A. Stevens, John M. Stoner, Jr., A. Clinton Allen, Rudolph K. Kluiber and Peter McMillan, see "Nominees for Directors for Terms Expiring in 2006."

        Dennis M. Hanson, Senior Executive Vice President.    Mr. Hanson serves as the Company's Chief Financial Officer, General Counsel and Secretary. Mr. Hanson started his career in public accounting at Haskins and Sells in 1976. In 1980, he joined Computervision Corporation, where he held various financial positions including Vice President of Audit. He joined Steinway in 1988 as Vice President Finance and assumed duties as General Counsel in 1993.

        Thomas Kurrer, Managing Director, Steinway-Germany.    Mr. Kurrer joined Steinway in 1989 as Managing Director of Steinway-Germany and undertook responsibility for Steinway's operations outside the Americas. Mr. Kurrer was employed by the German-American Chamber of Commerce in New York from 1976 to 1978. Between 1978 and 1989, he held various positions of increasing responsibility with the Otto Wolff-Group, a conglomerate of steel and machinery equipment companies. Mr. Kurrer's last position with the Otto Wolff-Group was Managing Director of Wirth GmbH.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table sets forth the annual compensation paid and accrued by the Company for services rendered during the fiscal years ended December 31, 2004, 2003 and 2002 to (i) the Company's Chairman of the Board and the Chief Executive Officer and (ii) the most highly-compensated executive officers of the Company and the Managing Director of Steinway-Germany, who were serving at the end of the last completed fiscal year (each a "Named Executive Officer").

Summary Compensation Table

		Annual Compensation							Long-Term Compensation
Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation(1)			Securities Underlying Options(#)	All Other Compensation(5)
Kyle R. Kirkland Chairman of the Board	2004 2003 2002	$ $ $	316,000 305,000 275,000	$ $	55,000 — 50,000		— — —		— 10,000 40,000	$ $ $	26,262 10,500 26,889
Dana D. Messina Chief Executive Officer	2004 2003 2002	$ $ $	316,000 305,000 275,000	$ $	90,000 — 50,000		— — —		— 30,000 40,000	$ $ $	26,262 10,500 26,889
Dennis M. Hanson Senior Executive Vice President	2004 2003 2002	$ $ $	315,000 304,500 292,500	$ $	115,000 — 50,000		— — —		— 25,000 30,000	$ $ $	38,732 36,255 39,635
Bruce A. Stevens President, Steinway	2004 2003 2002	$ $ $	454,000 450,000 444,763	$ $ $	136,000 58,500 77,625		— — —		— 10,000 20,000	$ $ $	71,862 51,150 86,341
Thomas Kurrer(2) Managing Director, Steinway-Germany	2004 2003 2002	$ $ $	288,743 261,094 214,195	$ $ $	139,662 50,846 39,073		— — —		— — 10,000		— — —
John M. Stoner, Jr.(3) President, Conn-Selmer	2004 2003 2002	$ $ $	319,603 310,000 41,731		$50,000 — —	$	— — 19,358	(4)	— 30,000 40,000	$ $	36,762 6,000 —

(1)
The Company provides certain perquisites and other personal benefits to certain Named Executive Officers. However, no Named Executive Officer received a total amount of perquisites or other personal benefits in excess of the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for such officer during any year reported.

(2)
Mr. Kurrer's compensation information contained in this statement has been converted from euro to U.S. dollars based upon average foreign exchange rates for the years presented.

(3)
Mr. Stoner joined the Company as President of Conn-Selmer in November 2002. Amount shown for 2002 represents compensation paid beginning from that date.

(4)
Amount shown represents moving expenses reimbursed by Conn-Selmer.

(5)
The Company provided the Named Executive Officers with certain health, medical and other non-cash benefits generally available to all salaried employees and not included in "All Other Compensation" pursuant to SEC rules. The table below presents the components of "All Other Compensation" for 2004, which represent (a) the value of Company contributions to one of its 401(k) plans, (b) the value of Company contributions to the supplemental executive retirement plan ("SERP") on behalf of the Named Executive Officers, and (c) the value of Company paid premiums on group term life insurance.
	Company Contributions
			Life Insurance Premium
	401(k) Plan	SERP
Kyle R. Kirkland	$10,762	$15,500	—
Dana D. Messina	$10,762	$15,500	—
Dennis M. Hanson	$10,762	$24,720	$3,250
Bruce A. Stevens	$10,762	$54,000	$7,100
John M. Stoner, Jr	$10,762	$26,000	—

Option Grants in 2004

        There were no options granted to the Named Executive Officers during the year ended December 31, 2004.

Aggregated Option Exercises in 2004 and Year End Option Values

        The following table provides information related to the exercise of certain options to purchase the Company's Ordinary Common Stock by the Named Executive Officers during 2004 and the number of options held by the Named Executive Officers as of the year ended December 31, 2004. The closing price of the Company's Ordinary Common Stock on the NYSE on December 31, 2004 was $29.00 per share.

			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised Options In-the-Money at December 31, 2004
Name	Shares Acquired In Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kyle R. Kirkland	33,727	$384,342	66,223	33,800	$615,402	$307,968
Dana D. Messina	—	—	99,950	49,800	$977,992	$409,248
Dennis M. Hanson	11,000	$129,933	43,500	39,500	$408,380	$321,120
Bruce A. Stevens	—	—	50,200	21,800	$495,492	$188,448
John M. Stoner, Jr	—	—	22,000	48,000	$205,260	$402,840
Thomas Kurrer	11,000	$132,584	21,100	6,900	$211,416	$68,904

Employment Contracts

        On October 17, 2002, Conn-Selmer entered into an Employment Agreement with John M. Stoner, Jr. The agreement provides that Mr. Stoner will serve as President and Chief Executive Officer of Conn-Selmer in consideration of an annual base salary of $310,000, which may be increased following the end of each year of service. In addition to a base salary, Mr. Stoner is eligible to receive bonuses and certain other employment benefits. Mr. Stoner's agreement provides that, in certain circumstances, Conn-Selmer is obligated to pay his base salary and continue his benefits for up to a period of 12 months upon the termination of his employment.

        In January 1999, the Company entered into Employment Agreements with Kyle R. Kirkland and Dana D. Messina, which provide that until December 31, 2006, unless earlier terminated in accordance with its terms, they will serve, respectively, as Chairman and Chief Executive Officer of the Company. In addition to a base salary, each may be entitled to receive bonuses and certain other employment benefits each determined annually by the Board of Directors in its discretion. Each of Mr. Kirkland and Mr. Messina's agreements provide that in the event the Company does not renew such agreement, the Company is obligated to pay a lump sum of five years salary or $1,653,150 each to Mr. Kirkland and Mr. Messina.

        In July 1996, the Company entered into Non-compete Agreements with Bruce A. Stevens and Dennis M. Hanson. The Non-compete Agreements remain in effect for a period of ten years and bar the individual parties thereto from competing with the Company in any geographic region in which the Company then conducts business. Additionally, provided that the individual party thereto refrains from engaging in certain restricted sales of Ordinary Common Stock, each Non-compete Agreement commits the Company to renew the individual party's employment agreement described below for successive one-year periods over the life of the Non-compete Agreement.

        On May 1, 1995, Steinway entered into an Employment Agreement with Bruce A. Stevens. The agreement provides that Mr. Stevens will serve as President of Steinway in consideration of an annual base salary, which may be increased following the end of each year of service. In addition to a base salary, Mr. Stevens is eligible to receive bonuses and certain other employment benefits. Mr. Stevens' agreement provides that, in certain circumstances, the Company is obligated to pay up to $340,000, plus the salary for the remainder of his term, to Mr. Stevens upon termination of his employment. This Agreement was subsequently assigned from Steinway to the Company and thereafter amended to automatically renew on an annual basis unless affirmatively terminated.

        On May 1, 1995, Steinway entered into an Employment Agreement with Dennis M. Hanson. The agreement provides that Mr. Hanson will serve as Chief Financial Officer and Secretary in consideration of an annual base salary, which may be increased following the end of each year of service. In addition to a base salary, Mr. Hanson is eligible to receive bonuses and certain other employment benefits. Mr. Hanson's agreement provides that, in certain circumstances, the Company is obligated to pay up to $210,000, plus the salary for the remainder of his term, to Mr. Hanson upon termination of his employment. This Agreement was subsequently assigned from Steinway to the Company and thereafter amended to automatically renew on an annual basis unless affirmatively terminated.

        As of May 8, 1989, Steinway entered into an Employment Agreement with Thomas Kurrer. The Agreement provides that Mr. Kurrer will serve as Managing Director of Steinway's German operations in consideration of an annual base salary, which may be increased following the end of each year of service. In addition to a base salary, Mr. Kurrer is eligible to receive bonuses and certain employment benefits. The agreement automatically renews every three years unless at least 12 months notice is given by either party.

Retirement Plans

        The Company maintains separate pension plans for each of its major divisions. The benefit formula in the Steinway division domestic plan was frozen as of December 31, 2003. The accrued benefit will be a monthly benefit amount payable in the life annuity form. Mr. Stevens has nineteen years of service under the plan with an estimated annual benefit of $30,112. Mr. Hanson has sixteen years of service under the plan with an estimated annual benefit of $15,639. These amounts are based on the pension being paid during the participant's lifetime and would be reduced on an actuarially equivalent basis in the event of a survivor benefit or other optional form of payment.

        Mr. Kurrer is entitled to benefits under the Steinway division foreign pension plan. Based on the formula and his sixteen years of credited service, his estimated annual benefit would be $96,148. At age 63 Mr. Kurrer would receive 36.5% of his annual base income earned in the year prior to retirement. Assuming a 3% increase in annual salary, the estimated annual benefit at age 63 would be $130,780. The figures presented have been converted from euro to U.S. dollars based on 2004 average currency exchange rates.

        The Company maintains a non-qualified supplemental executive retirement plan, or SERP, for certain key employees. The Company, in its sole and absolute discretion, may make an annual SERP contribution on behalf of the eligible participants. Total contributions and earnings thereon are then payable in the form of fifteen substantially equal yearly installments beginning at age 65. Participants become fully vested upon the completion of five years of service. As of December 31, 2004, all SERP participants except Mr. Stoner were fully vested.

Compensation of Directors

        As compensation for services as a director of the Company, Messrs. Kluiber and McMillan are each paid an annual retainer fee of $12,500 and Mr. Allen, as Lead Director, is paid an annual retainer fee of $15,000. In addition, they receive $7,500 for serving on the Audit Committee, $5,000 for every additional Committee and $500 for each meeting attended. For the fiscal year ended December 31, 2004, the Company paid Mr. Allen $40,500, Mr. Kluiber $39,250 and Mr. McMillan $38,250.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationships exist between the members of the Compensation Committee or the Board of Directors and the members of any other company's compensation committee or board of directors.

Related Party Transaction

        In fiscal 2004, the Company reimbursed Kirkland Messina, LLC, a limited liability corporation controlled by Messrs. Kirkland and Messina, a total of $175,590 for expenses including, but not limited to, airfare, hotel, auto, meals, postage and telephone. In addition, the Company paid annual rent of $85,858 to Kirkland Messina, LLC for office space the Company uses in Santa Monica, California.

Legal Proceedings Involving Directors, Officers, Affiliates or Beneficial Owners

        No director, officer, affiliate or beneficial owner of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest thereto.

        In September of 2001, Kyle R. Kirkland entered into a settlement agreement with the SEC, without admitting or denying any finding or liability. The matter was unrelated to the Company or Mr. Kirkland's position with the Company.

REPORT OF THE AUDIT COMMITTEE(1)

        The current members of the Audit Committee (the "Committee") are Chairman Allen and Messrs. McMillan and Kluiber, each of whom is an "independent director" as defined by the NYSE listing standards. The Committee operates pursuant to a written charter that meets SEC and NYSE listing standards and adheres to a Code of Ethics and Professional Conduct. The Committee assists the Board of Directors (the "Board") in fulfilling its responsibilities for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices and controls of the Company.

        In discharging its oversight responsibility of the audit process, the Committee obtained from the Company's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte & Touche"), a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independent Discussion with Audit Committee). The Committee also discussed with the auditors any relationships, including engagements with any subsidiaries, that may impact their objectivity and independence. The Committee also considered the compatibility of audit-related services, tax-services and other non-audit services, and their level and nature of fees, with the auditors' independence. Based on the foregoing, the Committee has satisfied itself as to the auditors' independence.

        The Committee also discussed with management and Deloitte & Touche the quality and adequacy of the Company's internal controls, internal audit function and compliance with Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404"). The Committee reviewed with Deloitte & Touche their audit plans, audit scope and identification of audit risks.

        The Committee reviewed its charter and the Company's Disclosure Policy. In addition, the Committee insured the Company's Code of Ethics complied with new regulations and that the Company complied with the NYSE's new listing standards, the Sarbanes-Oxley Act, Regulation G and other rules, regulations and laws. The Committee also reviewed and approved all related party transactions.

        The Committee discussed and reviewed with Deloitte & Touche all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and, with and without management present, discussed and reviewed the results of Deloitte & Touche's examination of the financial statements and internal control over financial reporting.

        All services to be performed for the Company by Deloitte & Touche must be pre-approved by the Audit Committee or a designated member of the Audit committee pursuant to the Committee's Pre-Approval Policies and Procedures. The Audit Committee's pre-approval policy prohibits the Company from engaging Deloitte & Touche for any non-audit or audit-related services other than the following tax-related services: tax return preparation and review; advice on income tax, tax accounting, sales/use tax, excise tax and other miscellaneous tax matters; tax advice and implementation assistance on restructurings, mergers and acquisition matters and other tax strategies. Deloitte & Touche has not provided any professional services related to financial systems design and implementation, bookkeeping or internal audit services.

(1)
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Exchange Act, the Report of the Audit Committee shall not be incorporated by reference in any such filings.

        The aggregate fees billed to the Company by Deloitte & Touche and member firms of Deloitte Touche Tohmatsu for professional services for fiscal 2004 and 2003 were as follows:

Audit Fees

        The aggregate fees billed for the audit of the Company's annual financial statements and attestation services related to the report on internal controls in accordance with Section 404 for the fiscal years ended December 31, 2004 and 2003 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q were $1,953,583 and $565,122, respectively.

Audit-Related Fees

        The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2004 and 2003 were $1,023,958 and $82,944, respectively. These fees relate to Section 404 readiness services, internal control reviews, financial accounting and reporting consultation, employee benefit plan audits and agreed-upon procedures engagements.

Tax Fees

        The aggregate fees billed for tax services for the fiscal years ended December 31, 2004 and 2003 were $573,004 and $348,627, respectively. These fees relate to the preparation of tax returns and general advice relating to tax planning and compliance.

All Other Fees

        There were no other fees for the fiscal years ended December 31, 2004 and 2003.

        The Committee has considered the level and nature of non-audit services provided by Deloitte & Touche in its deliberation of auditor independence.

        The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2004 and the examination of Management's Annual Report on Internal Control over Financial Reporting and the effectiveness of the Company's internal controls over financial reporting as of December 31, 2004, with management and Deloitte & Touche. Management has the responsibility for the preparation of the Company's financial statements and Deloitte & Touche has the responsibility for the examination of those statements. Based on these reviews and discussions with management and the Company's independent auditors, the Committee recommended that the Board include the audited consolidated financial statements for the fiscal year ended December 31, 2004 in the Company's Annual Report on Form 10-K for filing with the SEC. The Committee also recommended the reappointment, subject to shareholder approval, of Deloitte & Touche as the Company's independent registered public accounting firm and the Board concurred in such recommendation.

AUDIT COMMITTEE:
A. Clinton Allen, Chairman Rudolph K. Kluiber, Member Peter McMillan, Member

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION(1)

Compensation Philosophy

        The current members of the Compensation Committee are Chairman Allen and Messrs. Kluiber and McMillan, each of whom is an "independent director" as defined by the NYSE's listing standards. The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation while also establishing a strong, explicit link between executive compensation and the achievement of the Company's annual and long-term performance goals, rewarding above-average corporate performance, recognizing individual initiative and achievement and assisting the Company in attracting and retaining highly-skilled management. This philosophy has been adhered to by developing incentive pay programs which provide competitive compensation that mirrors Company performance. Both short-term and long-term incentive compensation are based on direct, explicit links to Company and individual performance and the value received by stockholders.

2004 Executive Compensation

        Cash compensation includes base salary and performance bonuses. Base salaries are set at competitive levels, with reference to the level of responsibilities, experience and geographic market conditions. Annual salary adjustments are determined by reference to the Company's and the individual's performance, as well as general marketplace conditions, including comparative industry information.

        Performance bonuses are awarded to the Chairman, CEO and other senior executive officers in accordance with the Company's or relevant segment's bonus plan and individual performance with respect to each individual's goals and objectives, as determined by the Compensation Committee. Under the applicable plan, participants are assigned a target bonus for the plan year that is a percentage of their base salary. Bonus payouts under the plan for the participants are based on whether the Company or relevant segment of the business meets or exceeds pre-established performance levels. The primary measure of performance is based on a return on assets percentage, which is calculated using EBITDA (earnings before net interest expense, income tax expense, depreciation and amortization) divided by assets employed as defined in their respective bonus plans. In addition to this formula, the Compensation Committee considers each individual's performance during the year and adjusts the bonus payment as appropriate.

Chairman of the Board and Chief Executive Officer Compensation

        The Compensation Committee is responsible for determining the compensation of the Chairman and CEO. In reaching its decision, the Compensation Committee examines several factors, such as the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable public companies, and the awards given to the Chairman and CEO in prior years. The Committee also reviews and approves the corporate and individual goals and objectives of the Chairman and CEO and evaluates their performance in light of those goals and objectives.

Summary

        After its review of the Company's existing programs and relative data for comparable positions in similar industries, the Compensation Committee believes that the total compensation program for executives of the Company is competitive with the compensation programs provided by other corporations with which the Company competes for management talent. The Compensation Committee also believes that the annual bonuses provide opportunities to participants that are consistent with the returns that are generated on behalf of the Company's stockholders.

(1)
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Exchange Act, the Report of the Compensation Committee on Executive Compensation shall not be incorporated by reference in any such filings.

Limitation of Tax Deduction for Executive Compensation

        Section 162(m) of the Internal Revenue Code (the "Code") prevents publicly traded companies from receiving a tax deduction on compensation paid to proxy-named executive officers in excess of $1 million annually. This limitation does not apply to compensation that qualifies as "performance-based compensation" under the Code. The Compensation Committee believes at the present time that it is highly unlikely that the compensation paid to any executive officer will exceed $1 million in any fiscal year. In addition, based on the Company's current compensation philosophy and performance-based bonus formula, it does not anticipate that the limitation would have a material effect on the Company.

COMPENSATION COMMITTEE:
A. Clinton Allen, Chairman Rudolph K. Kluiber, Member Peter McMillan, Member

PERFORMANCE GRAPH(1)

        The following graph compares the Company's cumulative total stockholder return on its Ordinary Common Stock for the period from December 31, 1999, to December 31, 2004, with the cumulative total return of the Russell 2000 Stock Index ("Russell 2000") and the cumulative total return of a peer group ("Peer Group") consisting of Guitar Center, Inc., Harley-Davidson, Inc., Callaway Golf Company and Fleetwood Enterprises.

        The Peer Group was selected by management based on the status of each as a manufacturer and/or distributor of consumer goods in the luxury or musical instrument categories. The performance graph assumes a $100 investment on December 31, 1999 in each of the Company's Ordinary Common Stock, the Russell 2000 and the common stock of the Peer Group. The stock price performance shown in this graph is neither necessarily indicative of, nor intended to suggest, future stock price performance.

COMPARATIVE STOCK PRICE PERFORMANCE
AMONG STEINWAY MUSICAL INSTRUMENTS, INC.,
THE RUSSELL 2000 AND THE PEER GROUP

Comparison of Cumulative Total Returns

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Steinway Musical Instruments, Inc.	$100.00	$88.59	$82.02	$80.35	$121.98	$142.91
The Russell 2000	$100.00	$95.80	$96.78	$75.90	$114.10	$129.09
Peer Group	$100.00	$99.81	$122.41	$104.29	$133.42	$174.61

(1)
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Exchange Act, this Performance Graph shall not be incorporated by reference in any such filings.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of voting securities of the Company as of March 24, 2005 by (i) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each of the directors and Named Executive Officers of the Company, and (iii) all executive officers and directors of the Company as a group.

	Amount and Nature of Beneficial Ownership of Ordinary Common Stock(1)		Percent(2)	Amount and Nature of Beneficial Ownership Class A Common Stock(1)	Percent
Babson Capital Management LLC One Memorial Drive Cambridge, MA 02142	825,970		10.9%	—	—
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, Ste 650–11th Floor Santa Monica, CA 90401	596,500	(3)	7.9%	—	—
American International Group, Inc. 70 Pine Street New York, NY 10270	503,922		6.7%	—	—
David M. Silfen 717 Fifth Avenue, 19th Floor New York, NY 10022	464,600		6.1%	—	—
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	426,800		5.6%	—	—
Steven Heinemann c/o First New York Securities LLC 850 Third Avenue, 17th floor New York, NY 10022	386,900	(4)	5.1%	—	—
Directors
A. Clinton Allen	8,000	(5)	**	—	—
Rudolph K. Kluiber	10,000	(6)	**	—	—
Kyle R. Kirkland	179,354	(7)(8)	2.4%	226,948	47.5%
Peter McMillan	8,000	(9)	**	—	—
Dana D. Messina	319,321	(7)(10)	4.2%	251,004	52.5%
Bruce A. Stevens	138,273	(11)	1.8%	—	—
John M. Stoner, Jr	23,500	(12)	**	—	—
Other Executive Officers
Dennis M. Hanson	88,201	(13)	1.2%	—	—
Thomas Kurrer	64,601	(14)	**	—	—
All directors and executive officers as a group (9 persons)	838,119	(7)(15)	11.1%	477,952	100.0%

**
Less than 1 percent.

(1)
Each share of Ordinary Common Stock has one vote. Each share of Class A Common Stock has 98 votes.

(2)
For purposes of determining beneficial ownership, owners of options exercisable within sixty days of March 24, 2005 are considered the beneficial owners of the shares of Ordinary Common Stock for which such options are exercisable, and the reporting herein is based on the assumption (as provided in the applicable rules of the SEC) that only the person or persons whose ownership is being reported will exercise such options for Ordinary Common Stock. As of March 24, 2005, there were 7,562,535 shares of Ordinary Common Stock issued and outstanding.

(3)
Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described herein that are owned by the funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported herein are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of a Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by such Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(4)
Includes shares owned by First New York Securities LLC as to which Mr. Heinemann may be deemed to share dispositive power.

(5)
Includes 8,000 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(6)
Includes 8,000 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(7)
Includes 1,131 shares Ordinary Common Stock owned by Kirkland Messina, Inc, which may be deemed to be beneficially owned by both Kyle R. Kirkland and Dana D. Messina. While Messrs. Kirkland and Messina may constitute a "group" for purposes of the Securities Exchange Act of 1934, as amended, they each disclaim beneficial ownership of all shares of Ordinary Common Stock and Class A Common Stock held by the other person.

(8)
Includes 64,023 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(9)
Includes 8,000 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(10)
Includes 101,750 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(11)
Includes 52,000 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(12)
Includes 22,000 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(13)
Includes 45,000 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(14)
Includes 22,000 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

(15)
Includes 330,773 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next sixty days.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than 10% of the Company's Ordinary Common Stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 they file.

        Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during fiscal 2004.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors has selected Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm to audit the financial statements of the Company for 2005. Deloitte & Touche LLP has served as the Company's public accounting firm since 1993. Representatives of Deloitte & Touche LLP will attend the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS, ON THE ADVICE OF ITS AUDIT COMMITTEE, THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005.

        Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the selected accountants.

OTHER MATTERS

        The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies according to their best judgment.

STOCKHOLDER PROPOSALS

        Stockholder proposals, if any, which may be considered for inclusion in the Company's proxy materials for the 2006 Annual Stockholders Meeting must be received by the Company at its offices at 800 South Street, Suite 305, Waltham, Massachusetts 02453 not later than December 24, 2005.

ANNUAL REPORT

        The Annual Report to Stockholders for 2004 accompanies this Proxy Statement. Stockholders may obtain a copy of this report without charge by writing to Steinway Musical Instruments, Inc., 800 South Street, Suite 305, Waltham, Massachusetts 02453, Attn: Corporate Communications, telephone number (781) 894-9770.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

STEINWAY MUSICAL INSTRUMENTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2005

        The undersigned stockholder of Steinway Musical Instruments, Inc. (the "Company"), hereby appoints each of Dana D. Messina and Dennis M. Hanson attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at the Company's corporate office at 800 South St., Suite 305, Waltham, Massachusetts 02453, on May 19, 2005 at 10:00 a.m., and at any adjournment of said meeting, all of the shares of Ordinary Common Stock which the undersigned may be entitled to vote.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

The Board of Directors recommends a vote FOR the nominees named below, and FOR ratification of the independent registered public accounting firm named below, and if no specification is made, the shares will be voted FOR the election of the nominees named herein, and FOR the ratification of the accounting firm. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report furnished herewith.	Please mark your votes like this	/X/
		FOR	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS:	/ /	/ /	2.	Ratification of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm to audit the Company's financial statements and internal controls for 2005.	/ /	/ /	/ /
	(To withhold authority to vote for any individual nominee, strike a line through that nominees's name in the list below)
				3.	At their discretion regarding other matters presented at the Annual Meeting.
	Kyle R. Kirkland, Dana D. Messina, Bruce A. Stevens, John M. Stoner, Jr., A. Clinton Allen, Rudolph K. Kluiber, Peter McMillan
					COMPANY ID:
					PROXY NUMBER:
					ACCOUNT NUMBER:

Signature	Signature	Dated

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

PERFORMANCE GRAPH(1)
PRINCIPAL STOCKHOLDERS